EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (No. 333-53291, 333-129929, 333-139019, 333-139020, 333-149046, 333-156364, 333-163705, 333-163707, 333-172775, 333-177770, 333-177771, 333-184756, 333-192161, 333-199917, 333-209383, 333-209384, 333-212672, 333-217735, 333-228617, 333-234534, 333-250039, 333-250040, 333-260915 and 333-265450) on Form S-8 and the registration statement (No. 333-248783) on Form S-3ASR of our report dated August 16, 2022, with respect to the consolidated financial statements and financial statement schedule II of Mercury Systems, Inc. and subsidiaries and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Boston, Massachusetts
August 16, 2022